Contact: Troy D. Cook

Executive Vice President Finance and

Chief Financial Officer

(913) 327-3109

FOR IMMEDIATE RELEASE

NPC INTERNATIONAL, INC. ANNOUNCES 2007 FOURTH FISCAL QUARTER

AND FULL FISCAL YEAR RESULTS

Quarterly and Fiscal 2007 Highlights:

•	Non-GAAP Adjusted EBITDA (reconciliation attached):
•	Fourth Quarter Non-GAAP Adjusted EBITDA of $22.3MM was above the prior year by $2.3MM or 11.4%
•	Annual Non-GAAP Adjusted EBITDA of $91.8MM exceeded the prior year by $0.7 MM or 0.7%
•	Comparable Store Sales Results:
•	Fourth Quarter: + 3.9%; rolling over an increase of +1.1% last year
•	Annual: +3.2%; rolling over flat comparable store sales last year
•	Debt:
•	Debt was $430.5MM at the end of the year; an increase of $13.3MM from Q3 2007 due to funding a $5.3MM acquisition and temporary working capital uses
•	Net Income/(Loss):
•	Fourth quarter: Net income was $2.1MM compared to $0.4MM last year
•	Annual: Net income was $7.8MM compared to a net loss of $2.7MM last year

The Company’s annual financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations are set forth in the Company’s Form 10-K for the year ended December 25, 2007 filed with the SEC which can be accessed at www.sec.gov. The Company’s Fourth Quarter Earnings conference call will be held March 17, 2008 at 9:00 am CDT. You can access this call by dialing 866-356-3095. The international number is 617-597-5391. The access code for the call is 99378873. Go to www.npcinternational.com and click on the Thomson Financial logo in the investor information section or go to www.earnings.com. For those unable to participate live, a replay of the call will be available until March 24, 2008 by dialing 888-286-8010 (toll free in the U.S.) or by dialing international at 617-801-6888. The access code for the replay is 36123402. A replay of the call is also available at the Company’s website.

OVERLAND PARK, KANSAS, (MARCH 14, 2008) - NPC International, Inc. (the “Company”), today announced net income for the fourth fiscal quarter ended December 25, 2007, of $2.1 million compared to net income of $0.4 million for the fourth fiscal quarter of 2006. Net income for the fourth quarter was higher than the prior year primarily due to increased sales and lower general and administrative expenses which more than offset higher commodity costs.

On an annual basis, the Company recorded net income of $7.8 million compared to a net loss of $2.7 million for the same period last year. Fiscal 2006 net income was reduced by $24.3 million of transaction expenses associated with the acquisition of the Company. The year over year impact of these transaction expenses was partially offset by current fiscal year increases in interest expense, corporate depreciation and amortization and income tax expense.

Net product sales for the fourth fiscal quarter were $174.7 million, for an increase of $20.3 million or 13.1% compared to the same period of the prior year, due primarily to an increase of 9.0% in weighted average stores in operation resulting mostly from the acquisition of 59 stores on March 13, 2007 and 17 stores on September 26, 2007 and a 3.9% increase in comparable store sales. On an annual basis, net product sales were $679.5 million, for an increase of $77.5 million or 12.9% compared to the prior year, largely due to an increase of 8.5% in weighted average stores in operation resulting primarily from acquisitions and a 3.2% increase in comparable store sales.

Non-GAAP Adjusted EBITDA (reconciliation attached) for the fourth fiscal quarter was $22.3 million which was $2.3 million or 11.4% greater than last year. Increases in net product sales and strong comparable store sales growth provided the leverage necessary to more than offset the negative impact upon cost of sales of significant commodity pressure, primarily in the form of increased cheese and wheat costs. On an annual basis, Non-GAAP Adjusted EBITDA was $91.8 million which was $0.7 million, or 0.7%, greater than last year. Increases in net product sales and strong comparable store sales growth provided the leverage necessary to more than offset significant increases in commodity costs and increased rent expense associated with the sale leaseback transaction executed late in the third and fourth fiscal quarters of last year.

Jim Schwartz, President and CEO stated, “We are extremely proud to report comparable store sales growth of 3.9% for the quarter and 3.2% for the fiscal year in light of the extremely difficult consumer landscape. This quarter marks our sixth consecutive quarter of comparable store sales growth and an unparalleled thirty-six out of the last thirty-eight quarters. This once again demonstrates the strength of the Pizza Hut brand and the unrelenting, competitive efforts of our team.

I truly could not be more proud of how our team responded to the challenging consumer environment and cost pressures. Our operating teams managed our restaurant operating margins incredibly well in light of these pressures while integrating 115 recently acquired stores into our operating base seamlessly during the year.

We anticipate that 2008 will be another challenging year for those of us competing in this segment as the consumer is expected to continue to experience unprecedented pressure on disposable income. In addition, commodities and labor will remain a challenge for us with continued inflation and minimum wage increases. However, I believe that we are very well positioned to navigate these challenges and we are committed to making 2008 another successful year for the Company and its stakeholders.”

NPC International, Inc. is the world’s largest Pizza Hut franchisee and currently operates 888 Pizza Hut restaurants and delivery units in 24 states.

For more complete information regarding the Company’s financial position and results of operations, investors are encouraged to review the Company’s annual financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations, incorporated into the Company’s Form 10-K which can be accessed at www.sec.gov.

NPC INTERNATIONAL, INC.

Consolidated Statements of Income (Loss)

(Dollars in thousands)

(Unaudited)

	13 Weeks	% Net	13 Weeks	% Net
	ended	Product	ended	Product
	December 25, 2007	Sales	December 26, 2006	Sales

Net product sales	$174,701	100.0%	$154,437	100.0%
Fees and other income	4,818	2.8%	4,223	2.7%
Total net sales	179,519	102.8%	158,660	102.7%

Cost of sales (exclusive of depreciation and amortization)	49,214	28.2%	42,458	27.5%
Direct labor	49,016	28.1%	43,105	27.9%
Other restaurant operating expenses	56,598	32.4%	50,928	33.0%
General and administrative expenses	10,099	5.8%	11,178	7.2%
Corporate depreciation and amortization of intangibles	3,186	1.8%	2,918	1.9%
Net facility impairment charges	231	0.1%	(92)	-0.1%
Net gain on disposition of assets	(173)	-0.1%	(171)	-0.1%
Total costs and expenses	168,171	96.3%	150,324	97.3%
Operating income	11,348	6.5%	8,336	5.4%

Other income (expense):
Interest expense	(9,466)	-5.4%	(9,421)	-6.1%
Miscellaneous	2	0.0%	(1)	0.0%
Total other expense	(9,464)	-5.4%	(9,422)	-6.1%
Income (loss) before income taxes	1,884	1.1%	(1,086)	-0.7%

Income tax benefit	(262)	-0.1%	(1,481)	-1.0%
Net income	$2,146	1.2%	$395	0.3%

Capital Expenditures	$11,178		$6,684
Cash Rent Expense	$9,247		$8,275

	52 Weeks ended December 25, 2007	% Net Product Sales	52 Weeks ended December 26, 2006	% Net Product Sales

Net product sales	$679,500	100.0%	$601,963	100.0%
Fees and other income	18,345	2.7%	16,370	2.7%
Total net sales	697,845	102.7%	618,333	102.7%

Cost of sales (exclusive of depreciation and amortization)	184,612	27.2%	157,775	26.2%
Direct labor	192,426	28.3%	168,959	28.1%
Other restaurant operating expenses	222,144	32.7%	196,627	32.6%
General and administrative expenses	39,058	5.8%	48,885	8.1%
Corporate depreciation and amortization of intangibles	12,468	1.8%	10,251	1.7%
Net facility impairment charges	669	0.1%	320	0.1%
Net gain on disposition of assets	(685)	-0.1%	(822)	-0.1%
Total costs and expenses	650,692	95.8%	581,995	96.7%
Operating income	47,153	6.9%	36,338	6.0%

Other income (expense):
Interest expense	(38,015)	-5.6%	(29,050)	-4.8%
Miscellaneous	11	0.0%	(603)	-0.1%
Loss on early termination of debt	—	0.0%	(11,306)	-1.9%
Total other expense	(38,004)	-5.6%	(40,959)	-6.8%
Income (loss) before income taxes	9,149	1.3%	(4,621)	-0.8%
Income tax expense/ (benefit)	1,379	0.2%	(1,881)	-0.3%
Net income (loss)	$7,770	1.1%	$(2,740)	-0.5%

Capital Expenditures	$33,281		$33,461
Cash Rent Expense	$36,245		$28,841

NPC INTERNATIONAL, INC.

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted EBITDA(1)

(in thousands)

(unaudited)

	13 Weeks Ending		52 Weeks Ending
	December 25, 2007	December 26, 2006	December 25, 2007	December 26, 2006

Net income (loss)	$2,146	$395	$7,770	$(2,740)
Adjustments:
Interest expense	9,466	9,421	38,015	29,050
Income tax (benefit) / expense	(262)	(1,481)	1,379	(1,881)
Depreciation and amortization	10,261	11,080	42,555	40,488
Net facility impairment charges	231	(92)	669	320
Pre-opening expenses and other	448	439	1,403	1,629
Transaction expenses	—	254	—	24,270
Non-GAAP Adjusted EBITDA	$22,290	$20,016	$91,791	$91,136

(1)

The Company defines Non-GAAP Adjusted EBITDA as consolidated net income plus interest, income taxes, depreciation and amortization, facility impairment charges and pre-opening expenses and other further adjusted to exclude expenses related to the acquisition of the Company by Merrill Lynch Global Private Equity. Non-GAAP Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Non-GAAP Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation from, or as a substitute for analysis of, the Company’s financial information reported under generally accepted accounting principles. Non-GAAP Adjusted EBITDA does not reflect cash outlays for capital expenditures or future contractual commitments; changes in, or cash requirements for, working capital; interest expense, or the cash requirements necessary to service interest or principal payments on indebtedness; or income tax expense or the cash necessary to pay income taxes. Because of these limitations, Non-GAAP Adjusted EBITDA should not be considered as a measure of discretionary cash available to invest in business growth or reduce indebtedness. Non-GAAP Adjusted EBITDA as defined above may not be similar to EBITDA measures of other companies. The Company has included Non-GAAP Adjusted EBITDA as a supplemental disclosure because management believes that Non-GAAP Adjusted EBITDA provides investors a helpful measure for comparing the Company’s operating performance with the performance of other companies that have different financing and capital structures or tax rates. Management also uses Non-GAAP Adjusted EBITDA as one measure of operating performance, to assess compliance with financial ratios and covenants included in credit facilities and to evaluate potential acquisitions and dispositions. Set forth above is a reconciliation of net income (loss) to Non-GAAP Adjusted EBITDA.

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